Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251653

PROSPECTUS

Desktop Metal, Inc.

129,309,717 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 129,309,717 shares of our Class A common stock, or the shares, by the selling stockholders identified in this prospectus, or the selling stockholders.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DM”. On April 28, 2022, the closing sale price of our Class A common stock as reported on the NYSE was $3.65.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling stockholders may, from time to time, sell the shares in one or more offerings as described in this prospectus. When the selling stockholders offer and sell the shares, we or the selling stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders will not make an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Desktop Metal,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Desktop Metal, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the shares.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this offering memorandum are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is https://www.desktopmetal.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

●	The Amendment to our Current Report on Form 8-K filed with the SEC on December 13, 2021 and our Current Report on Form 8-K filed with the SEC on April 1, 2022.

●	The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 13, 2019, including any amendments or reports filed with the SEC for the purpose of updating such description.

●	Part II, Item 8 of the Annual Report on Form 10-K of The ExOne Company filed on March 11, 2021, regarding the audited consolidated financial statements of The ExOne Company as of and for the years ended December 31, 2020 and 2019, including the auditor’s report thereon and the notes related thereto.

●	Part I, Item 1 of the Quarterly Report on Form 10-Q of The ExOne Company filed on November 12, 2021, regarding the unaudited interim consolidated financial statements of The ExOne Company as of September 30, 2021, and for the nine months ended September 30, 2021 and 2020 and the notes related thereto.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the post-effective amendment to the registration statement and prior to the effectiveness of the post-effective amendment to the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Desktop Metal, Inc.
63 3rd Avenue
Burlington, Massachusetts 01803
(978) 224-1244

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. We offer a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services with support for metals, polymers, elastomers, ceramics, sands, composites, wood and biocompatible materials. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development. At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. Our mission is to enable high volume production, while making additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high growth industries that will drive global economic growth in the years to come.

We were incorporated in September 2018 under the name Trine Acquisition Corp. (“Trine”). In December 2020, Trine acquired Desktop Metal, Inc., which was incorporated in 2015 (“Legacy Desktop Metal”), after which Legacy Desktop Metal became a wholly owned subsidiary of Trine. Following the acquisition (the “Business Combination”), Trine changed its name to Desktop Metal, Inc. and Legacy Desktop Metal changed its name to Desktop Metal Operating, Inc.

Our principal executive offices are located at 63 Third Avenue in Burlington, Massachusetts 01803, and our telephone number is (978) 224-1244.

THE OFFERING

Issuer	Desktop Metal, Inc.

Shares of Class A Common Stock Offered by the Selling Stockholders	Up to 129,309,717 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

Market for Class A Common Stock	Our Class A common stock is listed on the NYSE under the symbol “DM”.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.

Preferred Stock

Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock.

Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.

Anti-Takeover Provisions

The certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three- year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of our board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for such meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the our shares at the time of the transaction to which the action relates.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by applicable law, is the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A common stock is listed on the NYSE under the symbol “DM”.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 129,309,717 shares of our Class A common stock. We are registering shares of our Class A common stock held by certain of the selling stockholders pursuant to the terms of subscription agreements, pursuant to which such selling stockholders purchased shares of our Class A common stock in a private placement in connection with the Business Combination. We are also registering shares of Class A common stock held by certain of the selling stockholders pursuant to the terms of an Amended and Restated Registration Rights Agreement, dated as of August 26, 2020, as amended, which we entered into with such selling stockholders in connection with the Business Combination.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Class A common stock listed under the column “Number of Shares Being Offered” in the table below. The table below and footnote disclosure following the table sets forth the name of each selling stockholder and the number of shares of our Class A common stock beneficially owned by the selling stockholder prior to and after this offering. The table below has been prepared based upon information furnished to us by the selling stockholders, and the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares since providing such information to us. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 312,179,764 shares of Class A common stock outstanding as of February 28, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 28, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed selling stockholders is c/o Desktop Metal, Inc., 63 3rd Avenue, Burlington, Massachusetts 01803.

We have assumed that all shares of Class A common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. The selling stockholders may offer some, all or none of their shares of Class A common stock being offered in the offering.

Within the three years prior to the date of this prospectus, the following selling stockholders have held the position or office indicated with us: Ric Fulop is our Chief Executive Officer and the Chairman of our Board of Directors; Jeffrey Immelt is a member of our Board of Directors; Leo Hindery, Jr. is a member of our Board of Directors and was the Chairman and our Chief Executive Officer until the Business Combination; M. Ian G. Gilchrist was a member of our Board of Directors and our President until the Business Combination; Mark J. Coleman was Executive Vice President and General Counsel until the Business Combination; Pierre M. Henry was our Chief Financial Officer and Executive Vice President of Development until the Business Combination; and Josephine Linden, Marc Nathanson, Kent R. Sander, and Abbas Zuaiter were members of our Board of Directors until the Business Combination.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares Beneficially Owned Prior to the Offering		Number of Shares	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number of Shares	Percentage	Being Offered	Number of Shares	Percentage
Abbas F. Zuaiter	25,000	*	25,000	-	-
Ali El-Siblani	5,036,142	1.61%	5,036,142	-	-
Andrew H. Palmer	57,204	*	57,204	-	-
Amstrel River Ltd(1)	100,000	*	100,000	-	-
Tulipwood Investment Corporation(1)	200,000	*	200,000	-	-
BAR Holdings, LLC(2)	700,000	*	200,000	500,000	*
Blue Ridge Private Holdings, LLC(3)	1,000,000	*	1,000,000	-	-
Bluebird Trust(4)	628,927	*	628,927	-	-
BMW i Ventures SCS SICAV-RAIF(5)	356,946	*	356,946	-	-
Brian L. Spector 2004 Revocable Trust	25,000	*	25,000	-	-
Bryan White	100,000	*	100,000	-	-
Carmichael Roberts	57,204	*	57,204	-	-
Charles Clarvit	100,000	*	100,000	-	-
CRA Fund II LLC(6)	175,000	*	175,000	-	-
Crashfund, LLC(7)	57,204	*	57,204	-	-
Crocker Mountain LLC(8)	50,000	*	50,000	-	-
Daniel Wagner	27,399	*	27,399	-	-
Data Collective III, L.P.(9)	10,000	*	10,000	-	-
DCVC Opportunity Fund II, L.P.(10)	777,166	*	777,166	-	-
Devery Doleman	49,398	*	49,398	-	-
Dowe Ventures LLC(11)	100,000	*	100,000	-	-
Dyal Capital Partners IV (B) LP(12)	750,000	*	750,000	-	-
Elizabeth Hitchcock	57,204	*	57,204	-	-
Emes PE, LLC(13)	500,000	*	500,000	-	-
Entrepreneur America Mentors, LLC(14)	1,436,657	*	1,436,657	-	-
Ford Motor Company(15)	4,277,172	1.37%	4,277,172	-	-
Founding Pillar Fund, LLC(16)	3,050	*	3,050	-	-
Gabriel Wagner	27,399	*	27,399	-	-
GAFLP II, Ltd.(17)	50,000	*	50,000	-	-
Greek Associates(18)	800,000	*	300,000	500,000	*
GRIDS Ventures Fund II LTD(219)	100,000	*	100,000	-	-
GV 2016, L.P.(20)	5,669,935	1.82%	5,669,935	-	-
GV 2017, L.P.(20)	2,332,177	*	2,332,177	-	-
GV 2019, L.P.(20)	3,046,618	*	3,046,618	-	-
Helen Frances Liang	50,000	*	50,000	-	-
HPS Investment Partners, LLC(21)	8,529,308	2.73%	8,529,308	-	-
HPS Partners Holdings II, LLC(21)	200,000	*	200,000	-	-
Hubbard Street Ventures LLC(22)	50,000	*	50,000	-	-
InvestCo 777, LLC(23)	400,000	*	400,000	-	-
James Goldstein	10,000	*	10,000	-	-
Jeff Fagnan	28,602	*	28,602	-	-
Jeffrey Brian Straubel	1,000,000	*	1,000,000	-	-
Jeffrey R. Immelt(24)	397,980	*	39,757	358,223	*
Jitendra Saxena	25,000	*	25,000	-	-
John H. Chory	4,000	*	4,000	-	-
Josephine Linden	25,000	*	25,000	-	-
KDT Desktop Metal Holdings, LLC(25)	9,384,282	3.01%	9,384,282	-	-
Kenneth A. Bronfin and Sarina M. Bronfin	7,500	*	7,500	-	-
Kent R. Sander	25,000	*	25,000	-	-
Khaki Campbell Trust(4)	628,927	*	628,927	-	-
KPCB Holdings, Inc., as nominee(26)	17,631,665	5.65%	17,631,665	-	*
LAUNCH Fund I, LP(27)	57,204	*	57,204	-	-
Lawrence D. Kingsley	20,000	*	20,000	-	-
Lawry Family 2012 Trust	25,000	*	25,000	-	-
Leo Hindery, Jr.	2,597,317	*	2,597,317	-	-
Leon Wagner	493,185	*	493,185	-	-
Lux Co-Invest Opportunities, LP(28)	1,827,971	*	1,827,971	-	-
Lux Ventures IV, LP(28)	12,472,808	4.00%	12,472,808	-	-
Lux Venutres V, LP(28)	193,592	*	193,592		-
Malcolm Ian Grant Gilchrist	311,135	*	311,135	-	-
Marc Nathanson	25,000	*	25,000	-	-
Mark J. Coleman	109,663	*	109,663	-	-
Media Backwards, LLC(29)	165,643	*	165,643	-	-
Michael L. Volpe	57,204	*	57,204	-	-
Moonrise Venture Partners I LP(30)	285,144	*	285,144	-	-
Museum Associates dba Los Angeles(31)	100,000	*	100,000	-	-
New Enterprise Associates 15, L.P.(32)	14,263,413	4.57%	14,263,413	-	*
Scott D. Sanell, trustee of the Blue Mountain Trust, dated April 29, 2019(33)	3,079	*	3,079	-	-
Genevieve P. Hardigg, as trustee of the Jennifer Ayer Sandell Rising River Trust, dated December 20, 2012(33)	1,366	*	1,366	-	-
Genevieve P. Hardigg, as trustee of the Scott Sandell Rising River Trust, dated December 20, 2012 (33)	1,366	*	1,366	-	-
Peter W. Sonsini and Diane C. Sonsini Trustees of the Peter & Diane Sonsini Family Trust dated January 17, 2007(33)	1,962	*	1,962	-	-
Peter William Sonsini and Diane Cardoza Sonsini, Trustees of the Elsa Katherine Sonsini Trust dated December 5, 2019(33)	30	*	30	-	-
Peter William Sonsini and Diane Cardoza Sonsini, Trustees of the Jake Theodore Sonsini Trust dated December 5, 2019(33)	30	*	30	-	-
Peter William Sonsini and Diane Cardoza Sonsini, Trustees of the Louisa Marie Sonsini Trust dated December 5, 2019(33)	30	*	30	-	-
OM Venture Partners, LLC(34)	150,000	*	150,000	-	-
Panasonic Ventures, LLC(35)	622,098	*	622,098	-	-
Paresh Patel	100,000	*	100,000	-	-
Patni Holdings, LLC(36)	25,000	*	25,000	-	-
Pierre Michel Henry	496,931	*	496,931	-	-
Pillar I, L.P.(17)	100,560	*	100,560	-	-
Pitrizza, LLC(37)	405,204	*	405,204	-	-
Red Tailed Hawk Trust(4)	628,927	*	628,927	-	-
Ric Fulop(4)	21,981,930	7.04%	20,095,149	1,886,781	*
Ryan Maierson	4,000	*	4,000	-	-
Rich D’Amore	57,204	*	57,204	-	-
Robert M. Blanck, Jr.	16,000	*	16,000	-	-
SAEV Guernsey Holdings Limited(38)	2,150,388	*	2,150,388	-	-
Seth W. Lawry 1999 Trust	25,000	*	25,000	-	-
Staggs Trust	100,000	*	100,000	-	-
Susan L. Mazur	4,000	*	4,000	-	-
The Assaf Family Trust dtd 3/24/05	100,000	*	100,000	-	-
Theo Lubke and Anne-Marie Kim	2,500	*	2,500	-	-
Trently Holdings, LLC(39)	400,000	*	400,000	-	-
Tyche Partners II, L.P.(40)	365,594	*	365,594	-	-
Tyche Partners, L.P.(40)	2,456,175	*	2,456,175	-	-
V.F. & A.L. Goldstein 2012 Family Trust	10,000	*	10,000	-	-
Vertex Ventures US Fund I, L.P.(41)	427,717	*	427,717	-	-
Vipul Shah	10,000	*	10,000	-	-
WO Select Investments, LLC(42)	250,000	*	250,000	-	-
Yves A. Behar	114,395	*	114,395	-	-
Zuaiter Capital Holdings, LLC(43)	401,686	*	401,686	-	-
James M. Moran	57,204	*	57,204	-	-
LTIC L(44)	1,000,000	*	1,000,000	-	-

* Less than 1%

(1)	The principal business address of Amstrel River Ltd and Tulipwood Investment Corporation is Poinciana House South 2nd Floor, East Bay Street, P.O. Box N-3930, Nassau, Bahamas.

(2)	The Member of BAR Holdings, LLC is Bennett Rosenthal and the principal business address is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(3)	The principal business address of Blue Ridge Private Holdings, LLC is 660 Madison Avenue, 20th Floor, New York, NY 10065.

(4)	Consists of (a) 20,095,149 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.

(5)	The principal business address is 5 Heienhaff Street, Senningerberg, Luxemburg L-1736.

(6)	The following individuals may be deemed to be beneficial owners of the shares held by CRA Fund II LLC: Gideon Argov, Michael C. Ascione Revocable Trust, Garth H. Greimann Revocable Trust, Lawrence S. Hamelsky Revocable Trust, Ross M. Jones Revocable Trust, The David Randolph Peeler Trust - 2001 and Robert J. Small Revocable Trust. The principal business address of CRA Fund II LLC is c/o Berkshire Partners LLC, 200 Clarendon Street, 35th Floor, Boston, MA 02116.

(7)	The Managers of Crashfund, LLC are Jeff Seibert and Wayne Chang and the principal office address is 509 Avila Road, San Mateo, CA 94402.

(8)	The Managing Member of Crocker Mountain LLC is Jeremy M. Sclar and the address is 33 Boylston Street, Suite 3000, Chestnut Hill, MA 02467.

(9)	The principal business address of Data Collective III, L.P. is 270 University Avenue, Palo Alto, CA 94301.

(10)	The shares are held directly by DCVC Opportunity Fund II, L.P. (DCVC LP) on behalf of itself and as nominee for certain affiliated entities. DCVC Opportunity Fund II GP, LLC is the General Partner of DCVC LP. The principal business address is 270 University Avenue, Palo Alto, CA 94301.

(11)	Douglas K. Atamian is the Manager of Dowe Ventures LLC and the principal business address is 140 Morgan Drive, Norwood, MA, 02062.

(12)	The General Partner of Dyal Capital Partners IV (B) LP is NB Dyal Associates IV LP. NBSH Acquisition, LLC is the Manager of Neuberger Berman Group LLC, which is the General Partner of NB Alternatives Holdings LLC, which is the Manager of NB Alternatives GP Holdings LLC, which in turn is the Manager of NB Dyal GP Holdings LLC, which in turn is the Manager of NB Dyal Associates IV LP. The principal business address is 1209 Avenue of the Americas, 24th Floor, New York, NY 10104.

(13)	Sawdust Investment Management Corp is Manager of Emes PE, LLC. The principal business address is 30 S. Wacker Drive, Suite 2500, Chicago, IL 60606.

(14)	Robert Ryan and Theresa Ryan are deemed to beneficially own the shares of Class A common stock held by Entrepreneur America Mentors, LLC. The principal business address is 13 Orion Belt Way, Hamilton, MT 59840.

(15)	The principal business address for Ford Motor Company is One American Road, Dearborn, MI 48126.

(16)	Pillar I GP, LLC is the general partner and controlling entity of Pillar I, L.P. and the managing member with indirect voting or investment power of Founding Pillar Fund, LLC. Jamie Goldstein and Russ Wilcox control Pillar I GP, LLC. The principal business address is 207 South Street, 5th Floor, Boston, MA 02111.

(17)	The principal business address of GAFLP II, Ltd. is 1900 Scenic Drive, Austin, TX 78703.

(18)	The principal business address of Greek Associates is 16130 Ventura Boulevard, Suite 320, Encino, CA 91436.

(19)	The principal business address of GRIDS Ventures Fund II LTD is Av. Brigadeiro Faria Lima, 2277 - cj 1703, Sao Paulo - SP - Brazil - 01452-000.

(20)	All holdings by entities associated with GV consist of (a) 5,669,935 shares of Class A common stock held by GV 2016, L.P., (b) 2,332,177 shares of Class A common stock held by GV 2017, L.P., and (c) 3,046,618 shares of Class A common stock held by GV 2019, L.P. GV 2016 GP, L.P. (the general partner of GV 2016, L.P.), GV 2016 GP, L.L.C. (the general partner of GV 2016 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2016 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2016, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2019, L.P. The principal mailing address for each of GV 2016, L.P., GV 2016 GP, L.P., GV 2016 GP, L.L.C, GV 2017, L.P., GV 2017 GP, L.P., GV 2017 GP, L.L.C, GV 2019, L.P., GV 2019 GP, L.P., GV 2019 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc., and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(21)	Scott B. Kapnick is the manager of HPS Investment Partners, LLC and HPS Partners Holdings, LLC. Their principal business address is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(22)	Erik Jarnryd is the manager of Hubbard Street Ventures LLC and the principal business address is 61 Hubbard Street, Concord, MA 01742.

(23)	Eric L. Smidt is the manager of InvestCo 777, LLC and the principal business address is 26541 Agoura Road, Suiteusb 101, Calabasas, CA 91302.

(24)	Consists of (a) 39,757 shares of Class A common stock and (b) 358,223 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of February 11, 2022.

(25)	The managing director of KDT Desktop Metal Holdings, LLC is Byron Knight, and the principal business address is 4111 E. 37th Street N., Wichita, Kansas 67220.

(26)	All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 16,909,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025. Wen Hsieh is a member of our Board of Directors.

(27)	The shares are held directly by LAUNCH Fund I, LP. Jason Calacanis is the General Partner and maintains a principal business address at 767 Bryant Street, #203, San Francisco, CA 94107.

(28)	All holdings by entities associated with Lux Ventures consist of (a) 193,592 shares of Class A common stock held by Lux Ventures V, LP, (b) 12,472,808 shares of Class A common stock held by Lux Ventures IV, LP, and (c) 1,827,971 shares of Class A common stock held by Lux Co-Invest Opportunities, LP. Lux Venture Partners V, LLC is the general partner of Lux Ventures V, LP and exercises voting and dispositive power over the shares noted herein held by Lux Ventures V, LP. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, LP and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, LP. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, LP and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, LP. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures V, LP, Lux Ventures IV, LP and Lux Co-Invest Opportunities, LP. Each of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(29)	Lawrence Aidem is the controlling person of Media Backwards, LLC and its principal business address is 250 W. 94th Street, #8a, New York, NY 10025.

(30)	The shares are held directly by Moonrise Venture Partners I LP. Donald T. Pacal is the Managing Member of Moonrise Lunar Management LLC which is the general partner of Moonrise Venture Partners GP I LLC which is the general partner of Moonrise Venture Partners I LP. The principal business address is 268 Mason Street, Greenwich, CT 06830.

(31)	The shares are held directly by Museum Associates dba Los Angeles County museum of Art. The principal business address is 5905 Wilshire Boulevard, Los Angeles, CA 90036.

(32)	Consists of (a) 14,263,413 shares of Class A common stock held by New Enterprise Associates 15, L.P. (NEA 15). The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (Partners 15), which is the sole general partner of NEA 15; NEA 15 GP, LLC (NEA 15 LLC), which is the sole general partner of Partners 15; and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the NEA 15 Managers) are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Scott D. Sandell, and Peter W. Sonsini. NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by NEA 15. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address of the principal business office of each NEA 15 and Sandell is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Baskett, Makhzoumi and Sonsini is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Florence is New Enterprise Associates, 104 Fifth Avenue, 19th Floor, New York, NY 10011.

(33)	The shares allocated to each of these stockholders were from a distribution for no consideration by New Enterprise Associates 15, L.P. The address of the principal business office of the Sandell Trusts is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of the Sonsini Trusts is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025.

(34)	The shares are held directly by OM Venture Partners, LLC of which Jane Mendillo is the Manager. The principal business address is c/o Old Mountain Private Trust, Inc., 551 5th Avenue, Suite 2800, New York, NY 10176.

(35)	The principal business address for Panasonic Ventures, LLC is 205 Ravendale Dr., Mountain View, CA 94043.

(36)	The shares are held directly by Patni Holdings, LLC. Anirudh Patni is the Manager of Patni Holdings, LLC. The principal business address is 1105 North Market Street, Suite 1300, Wilmington, DE 19801.

(37)	Jason Capone is the beneficial owner of Pitrizza, LLC and the principal business address is 200 Dorado Beach Drive, West Beach 3512, Dorado, Puerto Rico 00646.

(38)	The controlling entity is Saudi Arabian Oil Company and the principal business address is Al Midra Tower, 11th Floor, West Wing, Dhahran, Saudi Arabia, Eastern Province, 31311.

(39)	David B. Kaplan is the Manager of Trently Holdings, LLC and the principal business address is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(40)	All holdings by entities associated with Tyche Partners consist of (a) 2,456,175 shares of Class A common stock held by Tyche Partners, L.P. and (b) 365,594 shares of Class A common stock held by Tyche Partners II, L.P. The Managing Partner of Tyche Partners, L.P. and Tyche Partners II, L.P. is Weijie Yun. The business address of both entities is 2762 Ross Road, Palo Alto, CA 94303.

(41)	All shares are held directly by Vertex Ventures US Fund I, L.P. Jonathan Heiliger is the Manager of Vertex. The principal business address is 345 California Avenue, Palo Alto, CA 94301.

(42)	Aaron Wolfson is the manager of WO Select Investments, LLC and has sole voting and investment power over the shares. Mr. Wolfson disclaims any beneficial ownership except to the extent of his pecuniary interest. The principal business address is One State Street Plaza, Fl. 29, New York, NY 10004.

(43)	Abbas F. Zuaiter is the Managing Member and beneficial owner of the shares held by Zuaiter Capital Holdings, LLC. The principal business address is 165 Mason Street, Greenwich, CT 06850.

(44)	LTIC LLC (“LTIC”) is a wholly owned subsidiary of JM Family Enterprises, Inc. (“JM Enterprises”). Dhvani Shah is the controlling person of JM Family Enterprises and may be deemed to be the beneficial owner of the shares held by LTIC. The business address of LTIC is 150 Jim Moran Blvd., Deerfield Beach, FL 33442.

PLAN OF DISTRIBUTION

We are registering 129,309,717 shares of Class A common stock for possible sale by the selling stockholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

The shares of Class A common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

●	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the NYSE;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the sale of the securities offered hereby on behalf of Desktop Metal, Inc. Additional legal matters may be passed upon for us, the selling stockholders, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Certain attorneys affiliated with Latham & Watkins LLP own shares of our Class A common stock.

EXPERTS

The financial statements of Desktop Metal, Inc. and its subsidiaries as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this Prospectus, and the effectiveness of Desktop Metal Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Desktop Metal, Inc.'s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The ExOne Company for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus have been audited by Schneider Downs & Co., Inc., independent registered public accounting firm, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein in reliance upon the report of Schneider Downs & Co., Inc. pertaining to such consolidated financial statements given on the authority of such firm as experts in accounting and auditing.